SUBLEASE AGREEMENT

This Sublease Agreement (this "Sublease") is made effective as of March 7,

2008, by and
between PACER HEALTH MANAGEMENT CORPORATION OF GEORGIA, a Georgia corporation
("Sublessor") and SAINT JOSEPH'S AT EAST GEORGIA, INC., a Georgia nonprofit corporation
("Sublessee").

RECITALS

WHEREAS, on or about September 30, 2006, Health Systems Real Estate, Inc., a Georgia nonprofit corporation ("Landlord"), as Lessor, and Sublessor, as Lessee, did enter into that certain Lease ("Lease") for the lease by Sublessor of a hospital building commonly known as 1201 Siloam Road in Greensboro, Georgia, and certain related real property (collectively, the "Leased Premises");

WHEREAS, Sublessee desires to sublease from Sublessor all portions of the Leased Premises save and except that certain real property commonly known as 1190 Siloam Road, Greensboro, GA
30642, which excepted property shall be excluded from the property to be subleased pursuant to this
Sublease (said property, subject to such exception, is more particularly described on Exhibit A attached hereto and incorporated herein for all purposes and is referred to hereinafter as the "Subleased
Premises"), and Sublessor desires to sublease the Subleased Premises to Sublessee, upon the following terms and conditions;

NOW THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and the mutual covenants and obligations set forth in this Sublease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sublessor and Sublessee do hereby agree as follows:

I.

Recitals: Defined Terms. The foregoing recitals are true and correct in all material respects. Capitalized terms and phrases used but not otherwise defined herein shall have the meanings ascribed to such capitalized terms and phrases in the Lease, except where such capitalized terms or phrases are specified to have the meanings ascribed to them in that certain Asset Purchase Agreement dated as of March 7, 2008 by and between Sublessor and Sublessee (the "Asset Purchase Agreement").

2.

Subleased Premises. Sublessor does hereby lease the Subleased Premises to Sublessee, and Sublessee hereby leases and rents the Subleased Premises from Sublessor.

3.

Sublease Term. The term of this Sublease ("Sublease Term") shall begin on the date set forth above and shall expire at 12:00 midnight on the expiration date of the Lease unless the Lease or this Sublease is sooner terminated in accordance with the terms and conditions set forth therein or herein.

4.

Rent. Sublessee shall pay to Sublessor a base rent of Forty Thousand and No/100 Dollars ($40,000.00) per month ("Base Rent"). All Base Rent shall be due and payable by Sublessee to Sublessor five (5) business days prior to the date on which payments with respect to such amounts are due to the Landlord under the Lease. Sublessee agrees to pay such Base Rent by sending payment directly to Landlord at 1005 Boulder Drive, Gray, Georgia 31032, Attn: President. Sublessee shall also pay to Sublessor all Additional Rent due and payable under the Lease during, or attributable to the period corresponding to, the Sublease Term, in accordance with the terms and conditions of Section 5 of this Sublease. All said amounts of Additional Rent shall be due and payable in the same manner as such

LEGAL02/30664744v8

payments are due by Sublessor under the Lease, except that Sublessee agrees to make all payments of Additional Rent directly to Landlord at 1005 Boulder Drive, Gray, Georgia 31032, Attn: President.

5.

Relationship to Lease. All of the terms and conditions of the Lease are hereby incorporated into this Sublease by reference as if fully set forth herein and except that "Lease" shall be read as "Sublease," "Lessor" shall be read as "Sublessor," "Lessee" shall be read as "Sublessee," "Premises" shall be read as "Subleased Premises" and "Term" shall be read as "Sublease Term." Sublessee covenants and agrees to refrain from violating or breaching any of the terms, covenants or conditions of the Lease, and further hereby assumes all obligations of Lessee with respect to the Subleased Premises, except to the extent said terms, covenants, conditions or obligations of Lessee under the Lease conflict with those of Sublessee set forth herein, in which case the terms and conditions of this Sublease shall prevail, and subject to the following further exceptions:

(a)

Except as may be expressly set forth to the contrary hereinafter, the following terms and conditions of the Lease are not incorporated into this Sublease by reference, are not hereby assumed by Sublessee, and are, and shall remain, the obligations of Sublessor solely: Sections 3.6, 3.8, 11.1.2, 11.1.9, 11.3, 1 1.6, 11.7 and 21.4 of the Lease, as well as Articles 8, 10, 12, 16, 17, 20, 26, 43, 49 or 50 of the Lease in their entireties. In addition, Sublessee shall not be liable under the first, fifth, seventh, eighth, ninth or final sentence of Section 4.5 of the Lease; the third sentence of Section 6.4 of the Lease; the third or fourth sentences of Section 21.2 of the Lease, except that Sublessee shall comply with any and all orders or directives regarding Environmental Laws or Hazardous Materials related to the Subleased Premises which arise out of the activities of Sublessee at the Subleased Premises during the Sublease Term; or the final two sentences of the final paragraph of Section 21.3 of the Lease.

(b)

Sublessor and Sublessee hereby acknowledge that Landlord and Sublessor shall be amending the Lease to reduce the duration of each Renewal Term (as defined in Section 2.3 of the Lease) from five (5) years to one (1) year. Notwithstanding anything in the Lease to the contrary, including, in particular, Section 2.3 thereof, Sublessor shall extend the Term of the
Lease by timely and properly exercising each of options to extend the Term of the Lease for the
Renewal Terms (as set forth in Section 2.3), unless expressly directed otherwise in writing by
Sublessee.

(c)

Notwithstanding anything in the Lease to the contrary, including, in particular, Sections 3.1 and 3.7 thereof, Sublessee shall be entitled to pay Rent to Sublessor by means other than wire transfer, including business check or any other delivery of funds to Sublessor otherwise in accordance with the terms and conditions hereof.

(d)

Notwithstanding anything in the Lease to the contrary, including, in particular, Sections 6.1 or 6.5 thereof, Sublessor shall bear full responsibility during the Sublease Term for the material maintenance, repair and, if necessary, replacement of the exterior walls, roof, foundation and structural portions of any improvements located upon the Subleased Premises.

(e)

Notwithstanding anything in the Lease to the contrary, including, in particular,
Section 14.1 thereof, Sublessor shall not exercise any right or option to terminate the Lease (and shall not terminate the Lease) without first obtaining the prior written consent of Sublessee, which consent may be withheld, conditioned or delayed in Sublessee's sole, but reasonable discretion.

-2

LEGALO2/30664744vs

(f)

Notwithstanding anything in the Lease to the contrary, including, in particular,

Sections

14.2

or

14.3

thereof, upon the expiration or earlier termination of this Sublease,

Sublessee shall be obligated to return the Subleased Premises to Sublessor in no better condition than that in which it was delivered to Sublessee on the date hereof, normal wear and tear and damage by casualty or condemnation excepted.

(g)

The provisions of this Sublease to the contrary notwithstanding, (1) Sublessee shall assume the obligations set forth in Section 3.6 of the Lease regarding Taxes, but only as such obligations relate to the Subleased Premises (which Taxes shall be prorated as of the closing date set forth in the Asset Purchase Agreement), and insurance, but only as such obligations relate to the interior of the Subleased Premises and Sublessee's Personal Property;

(2) Sublessee shall assume the obligations set forth in Section 3.8 of the Lease relating solely to thefts, riots and wars; (3) with regard to Section 11.1.2, Sublessee agrees to provide sixty (60)
days prior written notice to Sublessor prior to discontinuing its business operations in the
Subleased Premises; and (4) with regard to the right of entry provisions set forth in Article 16,
Sublessee shall allow Sublessor to enter the Subleased Premises upon at least thirty-six (36)
hours prior written notice from Sublessor to Sublessee; Sublessor acknowledging that Sublessee may have a representative present with Sublessor during any such entry into the Subleased
Premises.

(h)

Notwithstanding anything in the Lease to the contrary, including, in particular, Section 7.1 thereof, Sublessee (1) does not acknowledge that no improvements or modifications to the Subleased Premises are required for its intended use; (2) does not assume any responsibility or cost for the correction of any observed or unobserved deficiencies or violations;

(3) does not waive its actual or potential claims against Lessor or Sublessor with respect to the condition of the Subleased Property; and (4) shall not assume or bear any risk, latent or patent, associated with the quality of the material or workmanship of the Subleased Property. The foregoing notwithstanding, the parties hereto acknowledge and agree that the provisions of
Section 7.1 of the Lease shall in no event increase Sublessor's obligations for repairs to the
Subleased Premises in excess of the Repairs Amount (as set forth in Section 2.2 of the Asset
Purchase Agreement).

(i)

Notwithstanding anything in the Lease to the contrary, including, in particular, Article 42 thereof, Sublessee's reimbursement obligations set forth in Section 42 shall be limited to $500.00 per occurrence unless such reimbursement obligations are of an unusual and extraordinary nature, in which case, the parties will use good faith efforts to agree upon a reasonable reimbursement amount in advance.

(j)

Notwithstanding anything in the Lease to the contrary, all utilities (including, water, sewer, gas and electricity) serving the Subleased Premises shall be prorated between Sublessor and Sublessee as of the Closing Date set forth in the Asset Purchase Agreement, with Sublessor being responsible for all such utilities up to and including such Closing Date and Sublessee being responsible for all such utilities after such Closing Date.

6.

Default by Sublessor. Sublessor shall deliver to Sublessee within five (5) days after Sublessor's receipt copies of all notices of default that Sublessor may receive pursuant to the Lease. In the event that Sublessor shall default in the performance of any of Sublessor's obligations or duties under the Lease or this Sublease, Sublessee may notify Sublessor in writing of the default, and Sublessor shall have (a) seven (7) days from the date of the notice to cure any monetary default, (b) 30 days from the date of the notice to cure any non-monetary default, or (c) if a non-monetary default cannot with due

LEGAL02/30664744v8

diligence be cured by Sublessor within said 30-day period, said period shall be extended for an additional reasonable time, provided that Sublessor commences to cure the default within said initial 30-day period and proceeds diligently thereafter to effect the cure thereof as quickly as possible. If Sublessor fails to cure the default within said period (as same may be extended in accordance with the foregoing sentence)
or fails during any extended period to proceed diligently to effect its cure of the default, Sublessee shall have the right to terminate this Sublease upon written notice to Sublessor, which such right shall not be exclusive of any other right or remedy, but rather, cumulative and in addition to any other right or remedy now or hereafter existing at law or in equity. Without limiting any of the rights of Sublessee described in this paragraph, in the event that (x) Sublessor, for any reason, other than by reason of a default by Sublessee, fails to fulfill any covenant or provision of this Sublease on its part to be performed, and (y) such failure impairs or interferes with the conduct of Sublessee's business, as reasonably determined by Sublessee; and (z) such failure is not remedied within five (5) days after
Sublessee provides Sublessor notice of such failure, then (i) Base Rent and other charges hereunder shall be abated as of the date of such failure until such failure is remedied; and (ii) Sublessee shall have the right, but not the obligation, to remedy Sublessor's failure and charge Sublessor for the costs of such remedy, which costs shall be paid by Sublessor to Sublessee within ten (10) days of Sublessee's demand therefor, and upon Sublessor's failure to pay the same, Sublessee shall have the right to credit such costs against any future installments of Rent and other charges payable by Sublessee hereunder until such cost is fully recouped by Sublessee. The rights of Sublessee hereunder shall survive the expiration or earlier termination of this Sublease.

7.

Quiet Enjoyment. Provided Sublessee has performed its obligations hereunder, Sublessee shall have the quiet enjoyment of the Subleased Premises without interference by Sublessor or anyone claiming by, through or under Sublessor. Sublessor shall comply with its obligations under the Lease. With respect to payments, consents, work, services or the performance of any and all other obligations required of Landlord under the Lease, Sublessor shall be obligated to Sublessee to request the same, upon request in writing by Sublessee, and to use its best efforts to obtain the payment, consent or other performance by Landlord.

8.

No Brokers. Each party represents to the other that it has not dealt with any real estate broker, sales person or finder in connection with this Sublease. Each party hereby agrees to indemnify and hold the other harmless from and against any liabilities and claims for commissions and fees due or claimed to be due by any party claiming to have dealt with the indemnifying party in connection with this
Sublease.

9.

Notices. Any notices to be provided to Sublessee or Sublessor shall be in the same manner as is permitted or required (as the case may be) pursuant to the Lease, at the following addresses:

If to Sublessor:

Pacer Health Management Corporation of Georgia c/o Pacer Health Corporation

7759 Northwest 146'' Street

Miami Lakes, Florida 33016

Attn: Rainier Gonzalez, CEO

If to Sublessee:

St. Joseph's at East Georgia, Inc. 5665 Peachtree Dunwoody Road, NE Atlanta, Georgia 30342

Attn: Kirk Wilson, President and CEO

10.

Miscellaneous. This Sublease, together with the Asset Purchase Agreement and all other documents executed in connection therewith or pursuant thereto, supersedes all prior discussions and agreements between the parties to this Sublease and incorporates their entire agreement with respect to

LEGAL02/30664744v8

the subject matter hereof. The following provisions of the Asset Purchase Agreement are incorporated herein by reference inutatis mutandis: Sections 13.1 through 13.4, 13.7 through 13.13 and 13.15 through

13.17. In the event of any conflict between this Sublease and the Lease, the terms and conditions of this Sublease shall prevail, and in the event of any conflict between this Sublease and the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall prevail.

11.

Limited Guaranty. The Limited Guaranty set forth and attached hereto as Exhibit B is hereby incorporated into this Sublease by this reference.

[Remainder of Page Intentionally Left Blank;

Signatures on Following Page]

LEGAL02/30664744v8

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, the day and year first above written.

SUBLESSOR:

PACER HEALTH MANAGEMENT.CORPORATION

OF GEORGIA

By;

F

V

Name:

11

John f h ,

Title:

CFO

SUBLESSEE:

SAINT JOSEPH'S AT EAST GEORGIA, INC.

By:

Name:

Title:

[Signature Page to Sublease Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, the day and year first above written.

SUBLESSOR:

PACER

HEALTH

MANAGEMENT

CORPORATION OF GEORGIA

By:

Name:
Title:

SUBLESSEE:

SAINT JOSEPH'S AT EAST GEORGIA, INC.

By:

Name:��

Title:

Ct'1

FN

EXHIBIT A

Legal Description of Subleased Premises

Tract One: All that tract or parcel of land, lying and being in the City of Greensboro, 143rd G.M.D.,

Greene County, Georgia, and being bounded now or formerly as follows: On the North by the southern right of way of Georgia State Highway # 15; on the East by the western right of way of Twin Pines Drive; on the South by lands shown as Tract 2 on the plat described 'below; and on the Northwest by the Minnie

G. Boswell Hospital Authority. This property is the same land described in a Warranty Deed to Oglethorpe
Historical Society, Ltd., dated February 24, 1983, as recorded in Deed Book 89, Page 633, and corrected in that Corrective Warranty Deed in Deed Book 96, Page 782 in the Office of the Clerk of the Superior
Court of Greene County, Georgia. This property contains 0.99 of an acre, more or less, according to a plat of survey by Perry D. Phelps, R.L.S., dated April 29, 1985, as recorded in Plat Book 13, Page 275 in said Clerk's Office.

Tract Two: All that certain lot or parcel of land, lying and being in the 143rd District, G.M., in the City of
Greensboro, Greene County, Georgia, containing 2.54 acres, more or less, and designated as Tract 2 on that certain plat of survey prepared by Perry Darrell Phelps, R.L.S., No. 1384, dated April 19, 1985 and recorded in Plat Book 13, Page 275, in said Clerk's Office, said plat being incorporated herein by reference as if full y set out herein for a more sufficient description of that tract or parcel of land herein described.

Tract Three: All that tract or parcel of land, lying and being In the City of Greensboro, 143rd G.M.D.,

Greene County, Georgia, being comprised of 4.5 acres, more or less, and being bounded on the

Northeast by the southwesterly right-of-way of State Highway #15 (and fronting approximately 440 feet, more or less thereon); on the Northwest by lands of Robert B. Ward, Jr., et. al., and lands of C. W.
Smith, et. al. (and bounding such lands a distance of 400 feet, more or less); and on the Southwest by lands of C. W. Smith et. a!. (and bounding such lands a distance of 485 feet, more or less). This is the same land conveyed to the Greene County Hospital Authority pursuant in two warranty deeds: (a) from Minnie G. Boswell Memorial Hospital, Inc., to Greene County Hospital Authority, dated May 2, 1949, and recorded in Deed Book 36, Page 232 in said Clerk's office; and (b) warranty deed from Minnie G. Boswell Memorial Hospital, Inc., to Greene County Hospital Authority, dated May 1, 1956, and recorded in Deed Book 41, Page 563 in said Clerk's office; said deeds being incorporated herein by reference as If fully set out herein, for a more sufficient desciptlon of that tract herein described.

Less and Except:

All that certain tractor parcel of land lying and being In the 143rd District, G.M. of Greene County,

Georgia, in the City of Greensboro and shown as Surgery Suite on plat of Survey for Greene County

Hospital Authority by Robert H. Harwell, Georgia Registered Land Surveyor No. 1688 on September 22,
2000 and recorded In Plat Cabinet 1, Slide 467, Page 9, in the Office of the Clerk of the Superior Court of Greene County, Georgia. Said plat and the record thereof being incorporated herein and made a part hereof by reference.

Tract Four: All that tract or parcel of land, tying and being in the City of Greensboro, 143rd G.M.D.,

Greene County, Georgia and being comprised of 0.424. acres, more or less, bounded now or formerly as follows: on the North and Northeast by right-of-way of State Highway #15; on the East and South by Tract 3 described above; on the Southwest by sands of Smith and Lawrence Properties, Inc.; and on the West and Northwest by lands of Georgia Power Company. This is that same tract or parcel of land as described in warranty deed from Robert B. Ward, Jr., et. al. to Greene County Hospital Authority, dated January 31, 1984, and recorded in Deed Book 92, Page 329, In said Clerk's office (the same being a total of 0.734 as shown on the two plats identified therein and recorded In Plat Book 8, Page 250 in said
Clerks office), Less and Excepting therefrom 0.31 of an acre, as conveyed by Limited.Warranty Deed from Greene County Hospital Authority to James E. Southeriand, dated December 23, 1986, and recorded in Deed Book 113, Page 349-351 in said Clerk's office. The deeds identified above are incorporated herein by reference for a more suffident description of that tract or parcel of land herein described.

Tract Five: All that certain tract or lot of land in City of Greensboro, Greene County, Georgia, lying on
North-side of State Highway No. 15, beginning at iron pin at a post on said Highway, and running westerly along said Highway right of way to line of H. D. Goodwin, a distance of 400 feet; thence northerly along the Goodwin line a distance of 210 feet to line of United States of America; thence easterly along line of United States of America a distance of 343 feet to iron pin; thence southerly in a straight line to point of beginning; said land bounded North by lands of United States of America, East by lands of Mrs. Gertrude Tuggle, South by State Highway No. 15, West by lands of H. D. Goodwin; this land being described in deeds to Minnie G. Boswell Memorial Hospital, Inc. of record in Book 15, Page 154 and Book 35, Page 214, said Clerk's Office, referred to for further description.

Less and Except: All that lot or parcel of land lying and being within the Incorporate Limits of the City of
Greensboro, Greene County, Georgia; beginning at a fence post In the Southwest comer of the lot hereby conveyed, where same corners with other property of C. Weldon Smith and Mrs. Marjorie T. Smith on the
northern boundary of the right of way of State Highway No.. 15, (also known as the Greensboro-Siloam road) and running N. 38 degs. 38 mins. E. 206 feet to an iron pin; thence 69 Begs. 32 rains. E. 136.5 feet to an iron pin; thence S. 26 degs. 30 miss. W. 214.5 feet to an Iron pin; thence N. 65 degs. W. along the northern boundary of the right of way of said State Highway No. 15 178.9 feet to point of beginning. The land hereby conveyed being bounded Northeast by lands of Mrs. Nellie Stone; Southeast by other lands of Greene County Hospital Authority; Southwest by said State Highway No, 15; and Northwest by other lands of C. Weldon Smith and Mrs. Marjorie T. Smith. Said lot of land being more particularly shown by plat of survey of J. A. Hutchinson. Jr., Surveyor dated May 9, 1960, which said plat.Is made part hereof by reference.

EXHIBIT B

LIMITED GUARANTY

THIS LIMITED GUARANTY ('Guaranty'), dated as of March 7, 2008, is made by SAINT JOSEPH'S HEALTH SYSTEM, INC., a Georgia nonprofit corporation ("Guarantor"), in favor of PACER HEALTH MANAGEMENT CORPORATION OF GEORGIA, a Georgia corporation ("Sublessor").

RECITALS:

A.

Sublessor and Saint Joseph's of East Georgia, Inc. ("Sublessee") have entered into a

Sublease ("Sublease") dated of even date herewith, for the demise of the Subleased Premises, as more particularly described in the Sublease;

B.

Guarantor is the parent company of Sublessee; and

C.

Sublessor has advised Guarantor that it will not enter into the Sublease unless

Sublessee's payment obligations under the Sublease are guaranteed by Guarantor, and Guarantor has agreed to guaranty such obligations, limited to the terms, covenants and conditions hereafter set forth.

AGREEMENT:

NOW, THEREFORE, in order to induce Sublessor to enter into the Sublease with Sublessee, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by the parties, Guarantor agrees as follows:

1.

All defined terms used in this Guaranty shall have the respective meanings set forth in the Sublease.

2.

Guarantor hereby unconditionally and irrevocably guarantees to Sublessor the due and punctual payment in full (and not merely the collectability) of all Base Rent due and payable from Sublessee to Sublessor during the Sublease Term. If Sublessee shall fail to duly and punctually pay any such Base Rent payment under the Sublease, upon the expiration of any notice and cure period, Guarantor shall promptly make such payment to Sublessor on behalf of Sublessee. Notwithstanding anything contained in this Guaranty to the contrary, this Guaranty shall terminate and be of no further force or effect upon (i) termination or expiration of the Lease or the Sublease, (ii) Sublessee's surrender and vacation of the Subleased Premises in accordance with the terms of the Sublease (and provided that the Base Rent has been paid to Sublessor for all periods prior to and ending on the surrender and vacation date), or (iii) Sublessee's assignment or transfer of Sublessee's interest in the Sublease (provided that the Base Rent due and payable from Sublessee has been paid to Sublessor for all periods prior to and ending on the date of such assignment or transfer).

3.

The liability of Guarantor under this Guaranty shall be primary, direct and immediate and not conditional or contingent upon pursuit by Sublessor of any remedies it may have against Sublessee with respect to the Sublease, whether pursuant to the terms thereof or by law.

4.

This Guaranty shall be governed by and construed in accordance with the laws of the

State of Georgia without giving effect to the conflict of laws provisions thereof.

5.

This Guaranty shall inure to the benefit of, and shall be enforceable by, Sublessor and its successors and assigns as owners of Sublessor's interest in the Sublease, and shall be binding

I1

upon, and enforceable against, Guarantor and its successors and assigns. Guarantor and Sublessor acknowledge and agree that Landlord shall be a third-party beneficiary of this Guaranty.

6.

Guarantor hereby represents and warrants that:

A. This Guaranty constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms;

B. The execution, delivery and performance of this Guaranty shall not violate the Guarantor's constituent documents or any provision of any law or regulation or of any judgment, order, decree, determination or award of any court, arbitrator or governmental authority, bureau or agency or of any mortgage, indenture, loan or security agreement, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or which purports to be binding upon Guarantor or any of its property or assets or may result in the creation or imposition of any lien on any of the property or assets of Guarantor pursuant to the provisions of any of the foregoing;

C. No consent of any other person and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty; and

D. No litigation, arbitration, investigation or administrative proceeding of or before any court, arbitrator or governmental authority is currently pending or, to the best knowledge of Guarantor, threatened (a) with respect to this Guaranty or any of the transactions contemplated by this Guaranty, or
(b) against or affecting Guarantor, or any of its property or assets, which if adversely determined, would have a material adverse effect on the business, operation, assets or condition, financial or otherwise, of the Guarantor.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day and year first above written.

GUARANTOR:

SAINT JOSEPH'S HEALTH SYSTEM, INC., a Georgj%nonprofit corporation

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[Notary Seal]

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clviowledged

thIs.the . "day of March, 2008:

PACER HEALTH MANAGEMENT
CORPORATION OF GEORGIA

By,

Name:
Title:

Agreed and Acknowledged

this the jay of March, 2008:

PACER HEALTH MANAGEMENT
CORPORATION OF GEORGIA

By:

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Name:

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Title:

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